EXHIBIT 99.1

One Jake Brown Road
Old Bridge, NJ 08857
Tel: 732-679-4000
Fax: 732-679-4353
www.blondertongue.com

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Third Quarter 2017 Results

OLD BRIDGE, NJ / November 14, 2017 / Blonder Tongue Laboratories, Inc. (NYSE American: BDR) announced its sales and results for the third quarter and nine months ended September 30, 2017.

Net sales increased $144,000 or 2.7% to $5,576,000 for the third quarter of 2017 from $5,432,000 for the comparable period in 2016. Net loss for the three months ended September 30, 2017 was $(153,000) or $(0.02) per share, compared to $(642,000) or $(0.08) per share for the comparable period in 2016.

The increase in net sales is primarily attributed to an increase in sales of data products offset by a decrease in digital video headend products, analog headend products, HFC distribution products and contract manufactured products.  Sales of data products were $1,782,000 and $315,000, digital video headend products were $2,100,000 and $2,763,000, analog headend products were $324,000 and $559,000, HFC distribution products were $838,000 and $1,046,000 and contract manufactured products were $244,000 and $465,000 in the third three months of 2017 and 2016, respectively.

For the nine month period ended September 30, net sales increased $656,000, or 3.9%, to $17,713,000 in 2017 from $17,057,000 in 2016.  Net loss for the nine months ended September 30, 2017 was $(640,000) or $(0.08) per share, compared to $(857,000) or $(0.12) per share for the comparable period in 2016.

The increase in net sales is primarily attributed to an increase in sales of data products offset by a decrease in digital video headend products, analog headend products and contract manufactured products.  Sales of data products were $5,168,000 and $1,592,000, digital video headend products were $7,330,000 and $8,889,000, analog video headend products were $1,360,000 and $1,789,000 and contract manufactured products were $599,000 and $994,000 in the first nine months of 2017 and 2016, respectively.

Commenting on the third quarter, Chief Executive Officer Robert J. Pallé noted, "Although net sales improved modestly, at approximately 3% year-over-year, we are pleased with the continuing sales growth of our data products.  Strength in this category seems to be following the national trend to deliver more file-based over-the-top video content, and less live linear video content.  The reduction in sales of our Digital Video category was anticipated, in part, because 2016 included sales for a large retail chain deployment that was not expected to repeat in 2017.  And of course, the continuing reduction of analog product sales, is inevitable."  Continuing, Mr. Pallé said: "We are very excited to announce the introduction of our NeXgen Gateway (NXG) product line, which made its debut in a live demonstration at the national SCTE•ISBE exhibition in Denver in October.  The NXG product line enables service providers to easily upgrade, expand, and diversify service offerings in their hospitality, commercial, and institutional systems at a fraction of the cost of competing solutions.  Initial reactions and feedback we received at the SCTE-ISBE were extremely positive.  While we remain cautious regarding the remainder of 2017 and early 2018 in most product categories, we are optimistic about growth opportunities for NXG product sales as 2018 unfolds."

Conference Call Reminder
Details of the live teleconference:
Date: Tuesday, November 14, 2017
Time: 11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)
Investor Dial-in (US & Canada Toll-Free):  866-682-6100

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue
Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of cable television communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes "forward-looking" statements and accordingly, the cautionary statements contained in Blonder Tongue's Annual Report and Form 10-K for the year ended December 31, 2016.  (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words "believe", "expect", "anticipate", "project", "target", "intend", "plan", "seek", "estimate", "endeavor", "should", "could", "may" and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue's actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue's "forward-looking" statements.
Contacts
Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000
Robert J. Pallé
Chief Executive Officer & President
bpalle@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Condensed Consolidated Summary of Operating Results
(in thousands, except per share data)

	(unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016

Net sales	$5,576	$5,432	$17,713	$17,057
Gross profit	2,177	1,901	6,703	6,586
Earnings (loss) from operations	(15)	(414)	83	(379)
Net loss	$(153)	$(642)	$(640)	$(857)
Basic and diluted net loss per share	$(0.02)	$(0.08)	$(0.08)	$(0.12)
Basic weighted average shares outstanding	8,122	7,738	8,122	7,179
Diluted weighted average shares outstanding	8,122	7,738	8,122	7,179

Condensed Consolidated Summary Balance Sheets
(in thousands)

	(unaudited)
	September 30, 2017	December 31, 2016

Current assets	$8,803	$8,080
Property, plant and equipment, net	3,147	3,279
Total assets	15,179	15,000
Current liabilities	4,690	4,616
Long-term liabilities	3,901	3,850
Stockholders' equity	6,588	6,534

Total liabilities and stockholders' equity	$15,179	$15,000